As filed with the Securities and Exchange Commission on February 28, 2018

Registration No. 333-172121

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-effective amendment no. 5

to

Form S-8

registration statement

UNDER THE

SECURITIES ACT OF 1933

ENDOCYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	35-1969-140
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3000 Kent Avenue, Suite A1-100

West Lafayette, IN 47906

(Address of Principal Executive Offices) (Zip Code)

ENDOCYTE, INC. 2007 STOCK PLAN

(Full title of the plan)

Michael A. Sherman

President and Chief Executive Officer

Endocyte, Inc.

3000 Kent Avenue, Suite A1-100

West Lafayette, IN 47906

(Name and address of agent for service)

(765) 463-7175

(Telephone number, including area code, of agent for service)

Copy to:

Christine G. Long

Faegre Baker Daniels LLP

600 East 96th Street, Suite 600

Indianapolis, Indiana 46240

(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	◻	Accelerated filer	☒
Non-accelerated filer	◻ (Do not check if a smaller reporting company)	Smaller reporting company	◻
Emerging growth company	◻		

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ◻

EXPLANATORY NOTE

Endocyte, Inc. (the "Registrant") has filed this Post-Effective Amendment No. 5 to Form S-8 Registration Statement (this "Post-Effective Amendment") to deregister certain securities issuable under the Endocyte, Inc. 2007 Stock Plan (the "2007 Plan"), which were originally registered by the Registrant on a Registration Statement on Form S-8 (File No. 333-172121) filed with the Securities and Exchange Commission (the "Commission") and becoming effective on February 9, 2011, as amended by the Post-Effective Amendment No. 1 thereto filed on August 9, 2013, the Post-Effective Amendment No. 2 thereto filed on March 16, 2015, the Post-Effective Amendment No. 3 thereto filed on March 9, 2016 and the Post-Effective Amendment No. 4 thereto filed on March 14, 2017  (the "Initial Registration Statement").

The Registrant has in effect the Endocyte, Inc. 2010 Equity Incentive Plan (the "2010 EIP").  The 2010 EIP provides, among other things, that any shares of the Registrant's Common Stock, par value $0.001 per share (the "Common Stock") subject to outstanding awards under the 2007 Plan that expire, terminate, are forfeited or are repurchased are available for issuance under the 2010 EIP, subject to certain limitations.

As of February 12, 2018, the total number of shares of Common Stock registered under the Initial Registration Statement and subject to awards that have expired, have terminated, were forfeited or were repurchased under the 2007 Plan and not yet registered under the 2010 EIP, was 48,294 (the "Newly Available 2007 Plan Shares"). These Newly Available 2007 Plan Shares are no longer available for new awards under the 2007 Plan and will not be issued under the 2007 Plan.

The Registrant is concurrently filing a separate Registration Statement on Form S-8 to register the Newly Available 2007 Plan Shares and certain other newly available shares for issuance under the 2010 EIP.  This Post-Effective Amendment is hereby filed to reflect that, following the date hereof, the Newly Available 2007 Plan Shares may not be issued under the 2007 Plan and to deregister the Newly Available 2007 Plan Shares under the Initial Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Lafayette, State of Indiana, on February 28, 2018.

.

Endocyte, Inc.

By:	/s/ Michael A. Sherman
Michael A. Sherman,
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names.  Each person whose signature appears below hereby authorizes Michael A. Sherman and Michael T. Andriole, or either of them, each with full power of substitution, to execute in the name and on behalf of such person any amendment to the Registration Statement to which this Post-Effective Amendment relates, including additional post-effective amendments, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes as the Registrant deems appropriate, and appoints each of Michael A. Sherman and Michael T. Andriole, each with full power of substitution, attorney-in-fact to sign any amendment to the Registration Statement to which this Post-Effective Amendment relates and any additional post-effective amendment and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/s/ Michael A. Sherman	Director, President and Chief Executive Officer	February 28, 2018
Michael A. Sherman	(Principal Executive Officer)

/s/ Michael T. Andriole	Chief Financial Officer	February 28, 2018
Michael T. Andriole	(Principal Financial Officer)

/s/ Beth A. Taylor	Vice President of Finance and Chief Accounting Officer	February 28, 2018
Beth A. Taylor	(Principal Accounting Officer)

/s/ John C. Aplin	Chairman of the Board of Directors	February 28, 2018
John C. Aplin

/s/ Philip S. Low	Director and Chief Science Officer	February 28, 2018
Philip S. Low

/s/ Keith E. Brauer	Director	February 28, 2018
Keith E. Brauer

/s/ Ann F. Hanham	Director	February 28, 2018
Ann F. Hanham

/s/ Marc D. Kozin	Director	February 28, 2018
Marc D. Kozin

/s/ Peter D. Meldrum	Director	February 28, 2018
Peter D. Meldrum

/s/ Fred A. Middleton	Director	February 28, 2018
Fred A. Middleton

/s/ Lesley Russell	Director	February 28, 2018
Lesley Russell